Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Granite Ridge Resources, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Aggregate Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock (par value $0.0001 per share)	Other(2)	6,500,000	$8.54(2)	$55,510,000.00	$110.20 per $1 million	$6,117.20
Total Offering Amounts				-	$55,510,000.00	-	$6,117.20
Total Fee Offsets				-	-	-	-
Net Fee Due				-		-	$6,117.20

(1)       This Form S-8 Registration Statement (the “Registration Statement”) registers 6,500,000 shares of Common Stock of Granite Ridge Resources, Inc. (the “Company”) that may be delivered with respect to awards under the Granite Ridge Resources, Inc. 2022 Omnibus Incentive Plan (as amended from time to time, the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock of the Company that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of outstanding shares of the Company’s Common Stock. Additionally, pursuant to Rule 416(b) under the Securities Act, if prior to the completion of the distribution of the shares of Common Stock registered under this Registration Statement all shares of Common Stock are combined by a reverse stock split into a lesser number of shares of Common Stock, the number of undistributed shares of Common Stock covered by this Registration Statement shall be proportionately reduced.

(2)       Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the reported high and low sales prices for the Company’s common stock as reported by the New York Stock Exchange on December 27, 2022, which is a date within five business days prior to filing.